Exhibit 99.1

Tessco Reports Fourth-Quarter 2021 Financial Results

HUNT VALLEY, MD, May 10, 2021—TESSCO TECHNOLOGIES INCORPORATED (NASDAQ: TESS) today reported financial results for its fourth quarter and fiscal year 2021, ended March 28, 2021.

Fourth Quarter and Fiscal Year Financial Highlights:

●	Fourth quarter fiscal year 2021 revenues of $88.7M, down 16% compared to the fourth quarter of the prior year
●	Fiscal year 2021 revenues of $373.3M, down 9% from the prior year
●	Sales bookings up 19% in the second half of fiscal 2021 as compared to the first half of the fiscal year
●	Fiscal year-end 2021 sales backlog was higher than at any point since the pandemic began

“I am proud of the way that our team came together to provide our customers with superior service in what was a difficult year for Tessco,” said Sandip Mukerjee, TESSCO’s President and Chief Executive Officer. “The onset of the pandemic coincided with the start of our fiscal year, and the resulting decline in wireless activity was felt by TESSCO immediately. Additionally, during the summer and fall, TESSCO was engaged in a consent solicitation and other governance matters that absorbed corporate resources and expenses. Fortunately, many of the disruptions of the last year have been resolved or are significantly lessening. Furthermore, in December we successfully divested our retail division, which now allows us to focus all of our resources toward the more profitable Commercial business.

“Our results for the fourth quarter reflect the lingering effects of the pandemic, along with the more recent impact of global supply chain disruptions. In spite of that, our second-half fiscal 2021 sales bookings were much higher than in the first half of the fiscal year, and our backlog is now higher than at any point since before the pandemic began. We believe this will translate to increased revenues as we begin our new fiscal year.

“For fiscal year 2022, we expect to see an improving macroeconomic environment, combined with continued execution of our strategy, leading to significant year-over-year growth in revenues in both of our markets. We will also maintain our focus on cost controls and expect to achieve significant improvement in our overall profitability.”

Fourth Quarter and Fiscal Year Financial Results:

As a result of the sale of retail inventory and other related assets to Voice Comm, LLC in the third quarter of fiscal year 2021, and the Company’s corresponding exit from the Retail business, the Company now presents earnings both from continuing and discontinued operations.

	Fourth Quarter FY 2021	Fourth Quarter FY 2020	Third Quarter FY 2021	Fiscal Year 2021	Fiscal Year 2020
Revenue from continuing operations	$88.7M	$105.8M	$99.2M	$373.3M	$409.0M
Loss from continuing operations [2]	($1.7M)	($7.9M)	($5.7M)	($15.2M)	($15.5M)
Loss per share from continuing operations [2]	($0.20)	($0.92)	($0.66)	($1.75)	($1.82)
Adjusted EBITDA from continuing operations [1,2]	($1.9M)	($2.6M)	($5.1M)	($12.8M)	($7.7M)

Consolidated net loss [2,3]	($2.9M)	($14.1M)	($0.9M)	($8.7M)	($21.6M)
Consolidated loss per share [2,3]	($0.33)	($1.65)	($0.11)	($1.01)	($2.53)

(1)	Adjusted EBITDA from continuing operations is a Non-GAAP financial measures. Please see the discussion of Non-GAAP Information below and the reconciliation of Non-GAAP to GAAP results included as an exhibit to this press release.
(2)	Third quarter and full fiscal year 2021 include $3.0 million in incremental expenses related to a consent solicitation that concluded in December 2020.
(3)	Third quarter fiscal year 2021 and full year fiscal year 2020 include a $3.0 million gain on the sale of the Company’s Retail business assets and a $11.7 million charge for a goodwill impairment, respectively.

	Year over Year Q4 FY 2021 vs. Q4 FY 2020	Sequential Q4 FY 2021 vs. Q3 FY 2021
Continuing Operations:
Public Carrier	(23.8)%	(18.4%)
VAR and Integrator	(10.3)%	(4.6)%
Total	(16.2%)	(10.6%)

For the fiscal 2021 fourth quarter, revenues totaled $88.7 million, compared with $105.8 million for the fourth quarter of fiscal 2020, as a result of lower sales to both of the Company’s remaining markets, largely due to the impact of the pandemic. Both markets were also affected by delays in the global supply chain that delayed receipt of inventory from vendors and caused delays in the Company’s ability to ship product to customers.

Gross profit was $16.8 million for the fourth quarter of fiscal 2021, compared with $19.6 million for the same quarter of fiscal 2020. Gross margin was 19.0% of revenue for the fourth quarter of fiscal 2021, compared with 18.5% in the fourth quarter of last year. The year-over-year increase in gross margin was a result of increased margins in the Carrier market due to changes in customer mix.

Fourth-quarter selling, general and administrative (SG&A) expenses decreased 16.8% from the prior-year quarter to $19.6 million, primarily as a result of lower sales and cost-control initiatives, including reduced compensation, marketing, information technology and corporate expenses.

Fourth-quarter fiscal 2021 loss from continuing operations before income taxes was $2.8 million compared with loss from continuing operations before income taxes of $13.3 million in the fourth quarter of fiscal 2020. The fourth-quarter fiscal 2020 loss before income taxes includes a goodwill impairment charge of $9.1 million.

Adjusted EBITDA and Adjusted EBITDA per diluted share from continuing operations were a loss of $1.9 million and $0.21, respectively, for the fourth quarter of fiscal 2021. This compares with Adjusted EBITDA and Adjusted EBITDA per diluted share of a loss of $2.6 million and $0.30, respectively, for the fourth quarter of fiscal 2020.

As of March 28, 2021, the outstanding balance under the Company’s $75 million line of credit was approximately $30.6 million and the Company maintained a balance of $1.1 million in cash and cash equivalents.

Board Governance

In May, the Company’s Board of Directors elected Mr. Paul Gaffney to serve as Chair and approved an invitation to Mr. Chris Barnhill to become an observer to the Board upon the retirement from the Board later this year of his father, and TESSCO founder, Mr. Robert Barnhill.

Fourth-Quarter and Fiscal 2021 Conference Call

Management will host a conference call to discuss fourth-quarter and fiscal-year 2021 results and business outlook on Tuesday, May 11, 2021 at 8:30 a.m. ET. To participate in the conference call, please call 877-824-7042 (domestic call-in) or 647-689-6625 (international call-in).

A live webcast of the conference call will be available on the Events & Presentations page of the Company’s website. All participants should call or access the website approximately 10 minutes before the conference begins. An archived version of the webcast will be available on the Company's website for one year.

Non-GAAP Information

EBITDA, Adjusted EBITDA, EBITDA per diluted share and Adjusted EBITDA per diluted share are measures used by management to evaluate the Company’s ongoing operations, and to provide a general indicator of the Company's operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges). EBITDA is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. EBITDA per diluted share is defined as EBITDA divided by Tessco’s diluted weighted average shares outstanding.  Adjusted EBITDA is EBITDA as defined above, but also adds stock-based compensation and goodwill impairments.

Management believes these EBITDA measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company’s presentation of these Non-GAAP measures may not be comparable to other similarly titled measures of other companies. EBITDA, EBITDA per diluted share, Adjusted EBITDA and Adjusted EBITDA per share are not recognized terms under GAAP, and EBITDA and Adjusted EBITDA does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA and EBITDA per diluted share, are intended to be measures of free cash flow for management's discretionary use, as certain cash requirements, such as interest payments, tax payments and debt service requirements, are not reflected.

A reconciliation of Non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO Technologies Incorporated (NASDAQ: TESS)

TESSCO Technologies, Inc. (NASDAQ: TESS) is a value-added technology distributor, manufacturer, and solutions provider serving commercial customers in the wireless infrastructure ecosystem. The Company was founded more than 30 years ago with a commitment to deliver industry-leading products, knowledge, solutions, and customer service. Tessco supplies products the industry’s top manufacturers in mobile communications, Wi-Fi, Internet of Things (“IoT”), wireless backhaul, and more. Tessco is a single source for outstanding customer experience, expert knowledge, and complete end-to-end solutions for the wireless industry. For more information, visit www.tessco.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained herein, including statements regarding our future results of operations and financial position, strategy and plans and future prospects, and our expectations for future operations, are forward-looking statements. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially from those projected. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. These forward-looking statements are only predictions and involve a number of risks, uncertainties and assumptions, many of which are outside of our control. Our actual results may differ materially and adversely from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission (the “SEC”), under the heading "Risk Factors" and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject. For additional information with respect to risks and other factors which could occur, see Tessco’s Annual Report on Form 10-K for the year ended March 29, 2020, including Part I, Item 1A, "Risk Factors" therein, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other securities filings with the SEC that are available at the SEC's website at www.sec.gov and other securities regulators.

We are not able to identify or control all circumstances that could occur in the future that may materially and adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: the impact and results of any new or continued activism activities by activist investors; termination or non-renewal of limited duration agreements or arrangements with our suppliers and affinity partners, which are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers or suppliers either directly or indirectly as a result of consolidation among large wireless services carriers and others within the wireless communications industry; the strength of our customers', suppliers' and affinity partners' business; negative or adverse economic conditions, including those adversely affecting consumer confidence or consumer or business spending or otherwise adversely impacting our suppliers or customers, including their access to capital or liquidity, or our customers' demand for, or ability to fund or pay for, the purchase of our products and services; our dependence on a relatively small number of suppliers , which could hamper our ability to maintain appropriate inventory levels and meet customer demand; changes in customer and product mix that affect gross margin; effect of “conflict minerals” regulations on the supply and cost of certain of our products; failure of our information technology system or distribution system; our inability to maintain or upgrade our technology or telecommunication systems without undue cost, incident or delay; system security or data protection breaches and exposure to cyber-attacks, and the cost associated with ongoing efforts to maintain cyber-security measures and to meet applicable compliance standards; damage or destruction of our distribution or other facilities; prolonged or otherwise unusual quality or performance control problems; technology changes in the wireless communications industry or technological failures, which could lead to significant inventory obsolescence or devaluation and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; our relative bargaining power and inability to negotiate favorable terms with our suppliers and customers; our inability to access capital and obtain financing as and when needed; transitional and other risks associated with acquisitions of companies that we may undertake in an effort to expand our business; claims against us for breach of the intellectual property rights of third parties; product liability claims; our inability to protect certain intellectual property, including systems and technologies on which we rely; our inability to hire or retain for any reason our key professionals, management and staff; health epidemics or pandemics or other outbreaks or events, or national or world events or disasters beyond our control; changes in political and regulatory conditions, including tax and trade policies; and the possibility that, for unforeseen or other reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

The above list should not be construed as exhaustive and should be read in conjunction with our other disclosures, including but not limited to the risk factors described in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission (the “SEC”), under the heading "Risk Factors" and otherwise. Other risks may be described from time to time in our filings made under the securities laws. New risks emerge from time to time. It is not possible for our management to predict all risks.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We disclaim any duty to update any of these forward-looking statements after the date of this press release to confirm these statements to actual results or revised expectations.

Contacts

TESSCO Technologies Incorporated
Aric Spitulnik
Chief Financial Officer
410-229-1419
spitulnik@tessco.com

David Calusdian
Sharon Merrill Associates
617-542-5300

TESS@investorrelations.com

TESSCO Technologies Incorporated

Consolidated Statements of Loss (Unaudited)

	Fiscal Quarters Ended			Year Ended
	March 28, 2021	March 29, 2020	December 27, 2020	March 28, 2021	March 29, 2020

Revenues	$88,733,100	$105,839,700	$99,237,600	$373,340,700	$409,014,400
Cost of goods sold	71,907,100	86,251,300	81,921,900	305,625,100	329,372,500
Gross profit	16,826,000	19,588,400	17,315,700	67,715,600	79,641,900
Selling, general and administrative expenses	19,580,000	23,547,600	23,606,800	85,507,200	92,005,200
Goodwill impairment	—	9,108,600	—	—	9,108,600
Restructuring charge	—	—	—	—	488,000
Operating loss	(2,754,000)	(13,067,800)	(6,291,100)	(17,791,600)	(21,959,900)
Interest expense, net	58,500	204,600	151,200	426,300	1,116,300
Loss from continuing operations before benefit from income tax	(2,812,500)	(13,272,400)	(6,442,300)	(18,217,900)	(23,076,200)
Benefit from income taxes	(1,084,400)	(5,408,300)	(740,400)	(2,971,000)	(7,585,900)
Net loss from continuing operations	$(1,728,100)	$(7,864,100)	$(5,701,900)	$(15,246,900)	$(15,490,300)
(Loss) income from discontinued operations, net of taxes	(1,202,100)	(6,212,600)	4,787,500	6,504,000	(6,078,600)
Net loss	$(2,930,200)	$(14,076,700)	$(914,400)	$(8,742,900)	$(21,568,900)
Basic and diluted (loss) income per share
Continuing operations	$(0.20)	$(0.92)	$(0.66)	$(1.75)	$(1.82)
Discontinued operations	$(0.14)	$(0.73)	$0.55	$0.75	$(0.71)
Consolidated operations	$(0.33)	$(1.65)	$(0.11)	$(1.01)	$(2.53)
Basic and diluted weighted-average common shares outstanding	8,814,859	8,554,348	8,699,937	8,697,369	8,526,965
Cash dividends declared per common share	$—	$0.02	$—	$—	$0.62

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	March 28,	March 29,
	2021	2020
	(unaudited)	(unaudited, recast)
ASSETS
Current assets:
Cash and cash equivalents	$1,110,000	$50,000
Trade accounts receivable, net	70,045,700	82,868,400
Product inventory, net	53,060,000	50,298,100
Prepaid expenses and other current assets	14,829,100	11,707,500
Current portion of assets held for sale	1,196,900	18,849,900
Total current assets	140,241,700	163,773,900

Property and equipment, net	12,571,600	13,433,700
Intangible assets, net	19,136,500	11,157,400
Deferred tax assets	—	3,032,500
Lease asset - right of use	11,285,800	13,949,800
Other long-term assets	5,842,400	3,361,400
Total assets	$189,078,000	$208,708,700

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$59,415,700	$75,512,600
Payroll, benefits and taxes	6,279,800	4,258,300
Income and sales tax liabilities	803,900	450,800
Accrued expenses and other current liabilities	2,912,300	4,244,400
Revolving line of credit	—	25,563,900
Lease liability, current	2,573,500	2,579,200
Total current liabilities	71,985,200	112,609,200

Deferred tax liabilities	26,500	—
Revolving line of credit	30,583,200	—
Non-current lease liability	8,923,500	11,481,100
Other non-current liabilities	809,400	915,700
Total liabilities	112,327,800	125,006,000

Shareholders’ equity:
Preferred stock	—	—
Common stock	104,200	101,400
Additional paid-in capital	67,227,700	65,318,500
Treasury stock	(62,800)	(58,496,200)
Retained earnings	9,481,100	76,779,000
Total shareholders’ equity	76,750,200	83,702,700
Total liabilities and shareholders’ equity	$189,078,000	$208,708,700

TESSCO Technologies Incorporated

Reconciliation of Net Loss to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Fiscal Quarters Ended			Year Ended
	March 28, 2021	March 29, 2020	December 27, 2020	March 28, 2021	March 29, 2020

Net loss from continuing operations	$(1,728,100)	$(7,864,100)	$(5,701,900)	$(15,246,900)	$(15,490,300)
Add:
Benefit from income taxes	(1,084,400)	(5,408,300)	(740,400)	(2,971,000)	(7,585,900)
Interest expense, net	58,500	204,600	151,200	426,300	1,116,300
Depreciation and amortization	609,400	1,155,900	878,600	3,744,500	4,026,100
EBITDA	$(2,144,600)	$(11,911,900)	$(5,412,500)	$(14,047,100)	$(17,933,800)
Add:
Stock based compensation	251,400	231,200	331,000	1,211,000	1,174,600
Goodwill impairment	—	9,108,600	—	—	9,108,600
Adjusted EBITDA	$(1,893,200)	$(2,572,100)	$(5,081,500)	$(12,836,100)	$(7,650,600)

EBITDA per diluted share	$(0.24)	$(1.39)	$(0.62)	$(1.62)	$(2.10)
Adjusted EBITDA per diluted share	$(0.21)	$(0.30)	$(0.58)	$(1.48)	$(0.90)

TESSCO Technologies Incorporated

Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended			Growth Rates Compared to
	March 28, 2021	March 29, 2020	December 27, 2020	Prior Year Period	Prior Period
Market Revenues
Public carrier	$35,015	$45,948	$42,923	(23.8)%	(18.4)%
VAR and integrators	53,718	59,892	56,315	(10.3)%	(4.6)%
Total revenues	$88,733	$105,840	$99,238	(16.2)%	(10.6)%

Market Gross Profit
Public carrier	$4,507	$5,077	$4,780	(11.2)%	(5.7)%
VAR and integrators	12,319	14,511	12,536	(15.1)%	(1.7)%
Total gross profit	$16,826	$19,588	$17,316	(14.1)%	(2.8)%
% of revenues	19.0%	18.5%	17.4%

TESSCO Technologies Incorporated

Supplemental Results Summary (in thousands) (Unaudited)

	Year Ended		Growth Rates
	March 28, 2021	March 29, 2020	Compared to Prior Year Period
Market Revenues
Public carrier	$149,825	$156,395	(4.2)%
VAR and integrators	223,516	252,619	(11.5)%
Total revenues	$373,341	$409,014	(8.7)%

Market Gross Profit
Public carrier	$16,585	$18,699	(11.3)%
VAR and integrators	51,131	60,943	(16.1)%
Total gross profit	$67,716	$79,642	(15.0)%
% of revenues	18.1%	19.5%